Exhibit 99.3 - President's Letter to Shareholders

         C O A S T A L C A R I B B E A N O I L S & M I N E R A L S, LTD.


                                                           _________ __, 2002


    To:   COASTAL CARIBBEAN OILS & MINERALS, LTD. SHAREHOLDERS


   Dear Fellow Shareholders:

             The Company is offering for sale, to its shareholders only, shares of its common stock to fund its operations and litigation costs. For every ___ (__) shares of common stock held of record by a shareholder at the close of business on _________ __, 2002, that shareholder will be entitled to purchase _____ (_) shares of common stock (the "Guaranteed Allotment") at the subscription price of $____. In addition, each shareholder who purchases the entire Guaranteed Allotment will be permitted (at the same time) to subscribe for the purchase of additional shares which are unsubscribed for by other shareholders (the "Contingent Allotment:"), subject to pro-rata allocation, if necessary.

             Enclosed with this letter are:

             1.) The PROSPECTUS, by which your Company is offering, to its shareholders only, the right to subscribe to its common stock.

             2.) A nontransferable SUBSCRIPTION CARD which should be completed and returned to the subscription agent in the enclosed REPLY ENVELOPE, if you wish to purchase shares of the Company.

             3.) INSTRUCTIONS for completing the SUBSCRIPTION CARD.

             THE ENCLOSED SUBSCRIPTION CARD IS VALUABLE. PLEASE NOTE, HOWEVER, THAT YOUR SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED PRIOR TO 4:30 P.M., NEW YORK CITY TIME, ON _______ __, 2002.

             If your shares are held in the name of your broker or nominee, you will not receive a subscription card since the subscription agent will mail cards only to shareholders of record; therefore, if you wish to subscribe, please instruct your account representative as soon as possible.

             Subscription information and additional copies of the offering materials are available from Morrow and Co. Inc. Call Toll-Free
    (800) 662-5200 or (212) 754-8000.

                                            ON BEHALF OF THE BOARD OF DIRECTORS

                                            /s/ Benjamin W. Heath

                                                Benjamin W. Heath, President



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